Exhibit 99.1

RELMADA THERAPEUTICS, INC.

Audited Financial Statements

As of June 30, 2019 and 2018

and for the years then ended

RELMADA THERAPEUTICS, INC.

(INDEX TO FINANCIAL STATEMENTS)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Relmada Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Relmada Therapeutics, Inc. (the “Company”) as of June 30, 2019 and 2018, the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended June 30, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for the years ended June 30, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2014.

Houston, Texas

September 24, 2019, except for the effects of the reverse stock split discussed in Note 14, to which the date is October 11, 2019

Relmada Therapeutics, Inc.

Consolidated Balance Sheets

	As of June 30, 2019	As of June 30, 2018
Assets
Current assets:
Cash and cash equivalents	$9,216,554	$2,238,943
Other receivable	176,980	7,617
Lease payments receivable – short term	70,102	64,486
Prepaid expenses	520,745	426,921
Total current assets	9,984,381	2,737,967
Fixed assets, net of accumulated depreciation	7,210	12,080
Other assets	25,000	24,788
Lease payments receivable – long term	203,142	273,244
Total assets	$10,219,733	$3,048,079

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$924,359	$765,439
Accrued expenses	1,317,855	659,455
Notes payable	364,204	285,170
Derivative liabilities	-	4,194,634
Total current liabilities	2,606,418	5,904,698

Promissory notes payable, net of discount of $0 and $4,548,543	-	2,656,457

Total liabilities	2,606,418	8,561,155

Commitments and contingencies

Stockholders’ Equity (Deficit) :
Preferred stock, $0.001 par value, 200,000,000 shares authorized, none issued and outstanding
Class A Convertible stock, $0.001 par value, 3,500,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 50,000,000 shares authorized, 9,744,643 and 3,137,468 shares issued and outstanding, respectively	9,744	3,137
Additional paid-in capital	119,265,938	88,828,094
Accumulated deficit	(111,662,367)	(94,344,307)
Total stockholders’ equity (deficit)	7,613,315	(5,513,076)
Total liabilities and stockholders’ equity (deficit)	$10,219,733	$3,048,079

The accompanying notes are an integral part of these consolidated financial statements.

Relmada Therapeutics, Inc.

Consolidated Statements of Operations

For the Years Ended June 30, 2019 and 2018

	2019	2018

Operating expenses:
Research and development	$7,024,747	$2,942,625
General and administrative	5,703,173	3,974,850
Total operating expenses	12,727,920	6,917,475

Loss from operations	(12,727,920)	(6,917,475)

Other income (expenses):
Change in fair value of derivative liabilities	(54,634)	(708,901)
Interest expense, net	(761,038)	(1,336,826)
Other	-	2,350
Loss on Extinguishment of debt	(3,774,468)	-
Total other income (expenses)	(4,590,140)	(2,043,377)

Net loss	$(17,318,060)	$(8,960,852)

Net loss per common share – basic and diluted	$(2.74)	$(2.86)

Weighted average number of common shares outstanding – basic and diluted	6,311,769	3,136,336

The accompanying notes are an integral part of these consolidated financial statements.

Relmada Therapeutics, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

For the Years Ended June 30, 2019 and 2018

	Common Stock		Additional Paid-in	Accumulated
	Shares	Par Value	Capital	Deficit	Total
Balance - June 30, 2017	3,132,093	$3,131	$86,840,608	$(85,383,455)	$1,460,284
Issuance of restricted common stock	938	1	3	-	4
Issuance of common stock for cashless exercises of warrants from consultants and Series A Preferred Stock warrant holder	4,437	4	(4)	-	-
Stock-based compensation expense	-	-	517,999	-	517,999
Issuance of warrants to promissory notes payable placement agent			200,658		200,658
Issuance of warrants to holders of promissory notes payable			1,268,831		1,268,831
Net loss	-	-	-	(8,960,852)	(8,960,852)
Balance - June 30, 2018	3,137,468	$3,137	$88,828,094	$(94,344,307)	$(5,513,076)
Cumulative effect of Write-off of Derivative Liabilities under ASU 2017-11			59,397		59,397
Adjusted Balance as at June 30, 2018	3,137,468	$3,137	$88,887,491	$(94,344,307)	$(5,453,679)
Stock-based compensation expense	-		1,213,996	-	1,213,996
Conversion of notes and accrued interest	2,682,917	2,683	11,802,150		11,804,833
Equity Units issued for cash, net	3,975,115	3,975	17,756,660	-	17,760,635
Shares relinquished by former officer	(75,848)	(76)	(394,334)	-	(394,410)
Issuance of common stock for cashless exercises of warrants from consultants and Series A Preferred Stock warrant holder	24,991	25	(25)	-	-
Net loss	-	-	-	(17,318,060)	(17,318,060)
Balance - June 30, 2019	9,744,643	$9,744	$119,265,938	$(111,662,367)	$7,613,315

The accompanying notes are an integral part of these consolidated financial statements.

Relmada Therapeutics, Inc.

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2019 and 2018

	2019	2018

Cash flows from operating activities
Net loss	$(17,318,060)	$(8,960,852)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	4,870	2,627
Stock-based compensation	1,213,996	517,999
Amortization of deferred financing costs	661,168	1,029,183
Change in fair value of derivative liabilities	54,634	708,901
Fair value of shares relinquished	(394,410)
Loss on promissory note extinguishment	3,774,468
Changes in operating assets and liabilities:
Prepaid expenses and other assets	270,167	42,741
Other receivable	(169,363)	224,980)
Lease payment receivable	64,486	59,319
Accounts payable	158,920	157,392
Accrued expenses	1,181,270	215,632
Net cash used in operating activities	(10,497,854)	(6,002,078)

Cash flows from investing activities
Purchase of fixed assets	-	(12,391)
Net cash used in investing activities	-	(12,391)

Cash flows from financing activities
Proceeds from promissory notes and warrants, net of fees	-	6,534,400
Proceeds from sale of equity units, net of fees	17,760,635
Payment on notes payable	(285,170)	8,500
Net cash provided by financing activities	17,475,465	6,542,900

Net Increase in cash and cash equivalents	6,977,611	528,431
Cash and cash equivalents at beginning of the year	2,238,943	1,710,512

Cash and cash equivalents at end of the year	$9,216,554	$2,238,943

Relmada Therapeutics, Inc.

Consolidated Statements of Cash Flows (continued)

For the Years Ended June 30, 2019 and June 30, 2018

	2019	2018

Supplemental disclosure of cash flows information:

Cash paid during the period for:
Income taxes	$-	$-
Interest	$5,933	$2,559

Non-cash investing and financing transactions:
Notes payable issued in connection with director and officer insurance policies	$364,204	$285,170
Derivative liabilities associated with issuance of promissory notes	$-	$3,309,880
Issuance of warrants to promissory notes payable placement agent	$-	$200,658
Issuance of warrants to holders of promissory notes payable	$-	$1,268,832
Cashless exercise of warrants for common stock	$100	$18
Issuance of restricted stock for service	$-	$4
Write off for derivative liability due to adoption of ASU 2017-11	$59,397	$-
Conversion of promissory notes and accrued interest to common stock	$8,030,365	$-

The accompanying notes are an integral part of these consolidated financial statements.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

NOTE 1 - BUSINESS

Relmada is a clinical-stage, publicly traded biotechnology company focused on the development of d-methadone (dextromethadone, REL-1017), an N-methyl-D-aspartate (NMDA) receptor antagonist. d-methadone is a new chemical entity that potentially addresses areas of high unmet medical need in the treatment of central nervous system (CNS) diseases and other disorders.

Our lead product candidate, d-methadone, is a New Chemical Entity (NCE) being developed as a rapidly acting, oral agent for the treatment of depression and other potential indications. We have completed Phase 1 single and multiple ascending dose studies. A Phase 2 study in major depressive disorder is ongoing, with first patient dosed in June 2018 and last patient dosed in July 2019. We expect to have top line results in the second half of 2019.

In addition to the normal risks associated with a new business venture, there can be no assurance that the Company’s research and development will be successfully completed or that any product will be approved or commercially viable. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with the Food and Drug Administration (FDA) and other governmental regulations and approval requirements.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The consolidated financial statements include the Company’s accounts and those of the Company’s wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Liquidity

As shown in the accompanying financial statements, the Company incurred negative operating cash flows of $10,497,854 for the year ended June 30, 2019 and has an accumulated deficit of $111,662,367 from inception through June 30, 2019. During the year ended June 30, 2019, the Company incurred non-recurring expenses of approximately $1,600,000 related to the settlement with Najib Babul (see Note 12) and related legal fees.

Relmada has funded its past operations through equity raises and most recently in the year ended June 30, 2019 Relmada raised net proceeds from the sale of common stock and warrants of $17,760,635. Further, the Company was able to reduce its debt obligations by converting $8,030,365 of promissory notes and accrued interest into common stock.

In Note 2 of the notes to the Company’s audited consolidated financial statements as of and for the year ended June 30, 2018, and subsequently in each of the Company’s quarterly unaudited condensed consolidated financial statements, management stated that the Company had incurred significant losses, negative operating cash flows and as of those dates needed to raise additional funds to meet its obligations and sustain its operations. As a result, the Company concluded that there was substantial doubt as to the Company’s ability to continue as a going concern.

Management believes that due to the following it has obtained sufficient funding to alleviate the probability of substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these consolidated financial statements. Of the above mentioned financings of $17,760,635, the Company raised approximately $10,900,000 in the fourth quarter through private placements of common stock and warrants, and subsequent to June 30, 2019, the Company raised approximately an additional $975,000 through private placements of common stock and exercises of outstanding investor warrants, which resulted in the Company having approximately $7,735,000 in cash and cash equivalents at September 23, 2019. Based on its budgeted cash flow requirements, the Company believes these funds are sufficient to fund its ongoing operations for at least one year after the issuance of these consolidated financial statements. The Company expects that the cash burn rate for the 12 months ended September 30, 2020, will be between $5-6 million, which includes approximately $2 million of discretionary research and development (“R&D”) spending, as the data analysis on the Phase 2a clinical trial is completed and the planning and preparation for the next clinical trial is conducted. Regardless of the results of any ongoing clinical trial, we have control over our expenditures and have the ability to adjust spending accordingly based on the budgeted cash flow requirements developed and the excess cash on hand.

The results of the Company’s ongoing clinical trial, when known, will impact the size and scope of any subsequent trials, and will affect the timing of additional financings through public or private sales of equity or debt securities or from bank or other loans or through strategic collaboration and/or licensing agreements. Any such expenditures related to any subsequent trials will not be incurred until such additional financing is raised. Further, additional financing related to subsequent trials does not affect the Company’s conclusion that based on the cash on hand and the budgeted cash flow requirements, the Company has sufficient funds to maintain operations for the next twelve months from the issuance of these consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from those estimates. The significant estimates are the valuation of derivative liabilities, stock-based compensation expenses and recorded amounts related to income taxes.

Cash and Cash Equivalents

The Company considers cash deposits and all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company’s cash deposits are held at two high-credit-quality financial institutions. The Company’s cash deposits of $9,216,600 at June 30, 2019 at these institutions exceed federally insured limits.

Patents

Costs related to filing and pursuing patent applications are recorded as general and administrative expense and expensed as incurred since recoverability of such expenditures is uncertain.

Fixed Assets

Fixed assets are stated at cost less accumulated depreciation. Fixed assets are comprised of computers and software. Depreciation is calculated using the straight-line method over the estimated useful life of the assets. Computers and software have an estimated useful life of three years. Furniture and fixtures have an estimated useful life of approximately seven years.

Derivatives

All derivatives are recorded at fair value on the balance sheet. The Company has determined fair values using market based pricing models incorporating readily available prices and or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity) that requires judgment and estimates.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The Company’s financial instruments primarily include cash, derivative liabilities and accounts payable. Due to the short-term nature of cash, other receivable and accounts payable the carrying amounts of these assets and liabilities approximate their fair value. Derivatives are recorded at fair value at each period end. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. A fair value hierarchy has been established for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Fair Value on a Recurring Basis

As required by Accounting Standard Codification (ASC) Topic No. 820 - 10 Fair Value Measurement, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The estimated fair value of the derivative instruments resulting from equity offerings in May 2014 and June 2014 have a down-round protection provision that was calculated with the Black Scholes option pricing model. Sensitivity analysis for the Black-Scholes has many inputs and is subject to judgement which includes volatility. Volatility is based upon the Company’s historical volatility and the expected term is based upon the expiration date of the warrants. The estimated fair value of the derivative instruments from the convertible promissory notes issued during the year ended June 30, 2018, which have a redemption feature was estimated using the Monte Carlo pricing model. The assumptions used in the valuation model at June 30, 2018 consider the probability of redemption, the length of time to maturity and the value of the redemption feature.

The Company’s financial liabilities accounted for at fair value were all converted to equity during the year and as of June 30, 2019 there were no financial liabilities accounted for at fair value, See Note 7.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain. At June 30, 2019 and 2018, the Company had recorded a valuation allowance to the full extent of the Company’s net deferred tax assets since the likelihood of realization of the benefit does not meet the more likely than not threshold.

The Company files a U.S. Federal income tax return and various state returns. Uncertain tax positions taken on our tax returns will be accounted for as liabilities for unrecognized tax benefits. The Company will recognize interest and penalties, if any, related to unrecognized tax benefits in general and administrative expenses in the statements of operations. There were no liabilities recorded for uncertain tax positions at June 30, 2019 and 2018. The open tax years, subject to potential examination by the applicable taxing authority, for the Company are from June 30, 2016 through June 30, 2019.

Research and Development

Research and development costs primarily consist of research contracts for the advancement of product development, salaries and benefits, stock-based compensation, and consultants. The Company expenses all research and development costs in the period incurred. The Company makes an estimate of costs in relation to clinical study contracts. The Company analyzes the progress of studies, including the progress of clinical studies and phases, invoices received and contracted costs when evaluating the adequacy of the amount expensed and the related prepaid asset and accrued liability.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

Stock-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. The grant-date fair value of employee share options is estimated using the Black-Scholes option pricing model adjusted for the unique characteristics of those instruments. Compensation expense for warrants granted to non-employees is determined by the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured, and is recognized over the service period. The expense is subsequently adjusted to fair value at the end of each reporting period until such warrants vest, and the fair value of such instruments, as adjusted, is expensed over the related vesting period. Adjustments to fair value at each reporting date may result in income or expense, depending upon the estimate of fair value and the amount of expense recorded prior to the adjustment. The Company reviews its agreements and the future performance obligation with respect to the unvested warrants for its vendors or consultants. When appropriate, the Company will expense the unvested warrants at the time when management deems the service obligation for future services has ceased.

Net Loss per Common Share

Basic net loss per common share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per common share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Dilutive common stock equivalents are comprised of Class A convertible preferred stock, Series A preferred stock, restricted stock awards, options and warrants to purchase common stock. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

The potentially dilutive securities that would be anti-dilutive due to the Company’s net loss are not included in the calculation of diluted net loss per share attributable to common stockholders. The anti-dilutive securities are as follows (in common stock equivalent shares):

	Year Ended June 30, 2019	Year Ended June 30, 2018
Common stock warrants	4,429,982	2,453,753
Common stock options	1,473,314	767,216
Total	5,903,296	3,220,973

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, “Leases” (Topic 842), whereby lessees will be required to recognize for all leases at the commencement date a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statement and provide the disclosures required by the new standard for the comparative periods. The Company adopted the new standard on July 1, 2019 and used the effective date as our date of initial application. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before July 1, 2019. We are currently evaluating the impact that the guidance will have on our consolidated financial statements.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down round features. The amendments require companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. The Company elected to early adopt ASU 2017-11 effective October 1, 2018. As a result, the Company reversed $59,397 of derivative liabilities recorded on the Company’s books, as of July 1, 2018, into equity to reflect the results of this adoption as of the beginning of the fiscal year as required by this standard.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting, which simplifies the accounting for share-based payments made to non-employees so the accounting for such payments is substantially the same as those made to employees. Under this ASU, share based awards to non-employees will be measured at fair value on the grant date of the awards, entities will need to assess the probability of satisfying performance conditions if any are present, and awards will continue to be classified according to ASC 718 upon vesting which eliminates the need to reassess classification upon vesting, consistent with awards granted to employees. The Company elected to early adopt ASU 2018-07 effective July 1, 2018. The adoption of this standard had no impact on the Company’s consolidated financial statements.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

Subsequent Events

The Company’s management reviewed all material events through the date the financial statements were issued for subsequent event disclosure consideration.

NOTE 3 - PREPAID EXPENSES

Prepaid expenses consisted of the following (rounded to nearest $00):

	June 30, 2019	June 30, 2018
Rent	$-	$9,200
Research and development	-	20,800
Insurance	451,500	345,700
Legal	7,500	10,000
Other	61,800	41,200
Total	$520,800	$426,900

NOTE 4 - FIXED ASSETS

Fixed assets consisted of the following (rounded to nearest $00):

	Useful lives	June 30, 2019	June 30, 2018
Computer and software	3 years	$16,700	$16,700
Less: accumulated depreciation		(9,500)	(4,600)
Fixed assets, net		$7,200	$12,100

In June 2015, the Company entered into an Agreement of Lease (the Lease) for office space located at 275 Madison Avenue, 7th Floor, New York, New York 10016, its former corporate headquarter, with a third party. On March 10, 2016 and effective as of January 1, 2016, the Company entered into an Office Space License Agreement (the License) with Actinium Pharmaceuticals, Inc. (Actinium), with whom the Company shared two common board members until June 6, 2017, for the office space. The term of the License was three years from the effective date, with an automatic renewal provision. The cost of the License was approximately $16,600 per month for Actinium, subject to customary escalations and adjustments. The Company recorded the license fees as other income in the consolidated statements of operations.

On June 8, 2017, the Company entered into an Amended and Restated License Agreement with Actinium. Pursuant to the terms of the agreement, Actinium will continue to license the furniture, fixtures, equipment and tenant improvements located in the office (FFE) for a license fee of $7,529 per month until December 8, 2022. Actinium shall have at any time during the term of this agreement the right to purchase the FFE for $496,914, less any previously paid license fees. The license of FFE qualifies as a sales-type lease. On June 8, 2017 the Company derecognized the underlying assets of $493,452, recognized discounted lease payments receivable of $397,049 using the discount rate of 8.38% and recognized loss on sales-type lease of fixed assets of $96,403. As of June 30, 2019 and June 30, 2018, the balance of unearned interest income was approximately $43,000 and 68,800 respectively.

The future minimum lease payments to be received under the lease for each of the fiscal years as of June 30 are as follows:

2020	$90,348
2021	90,348
2022	90,348
2023	45,175
Total	$316,219

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

NOTE 5 - ACCRUED EXPENSES

Accrued expenses consisted of the following (rounded to nearest $00):

	June 30, 2019	June 30, 2018
Research and development	$563,400	$10,400
Professional fees	98,400	173,600
Interest on promissory notes	-	371,600
Accrued vacation	96,700	48,000
Legal Settlement	500,000	-
Other	59,400	55,900
Total	$1,317,900	$659,500

NOTE 6 - NOTES PAYABLE

In June 2019, the Company entered into a note for approximately $364,200 in conjunction with a renewal of its director and officer insurance policy. The interest rate was 3.09% per annum. The note matures on April 9, 2020.

In June 2018, the Company entered into a note for approximately $285,200 in conjunction with a renewal of its director and officer insurance policy. The interest rate was 2.35% per annum. The note matured on April 9, 2019 and was repaid.

At June 30, 2019 and 2018, the note payable outstanding balances were approximately $364,200 and $285,200, respectively.

NOTE 7 - DERIVATIVE LIABILITIES

ASC Topic No. 815 - Derivatives and Hedging provides guidance on determining what types of instruments or embedded features in an instrument issued by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in the pronouncement on accounting for derivatives. These requirements can affect the accounting for warrants and convertible preferred instruments issued by the Company.

At June 30, 2018, the Company had warrants resulting from equity offerings in May 2014 and June 2014 that do not have fixed settlement provisions because their conversion and exercise prices may be lowered if the Company issues securities at lower prices in the future. The Company concluded that the instruments are not indexed to the Company’s stock. These 643,643 warrants expired in the year ended June 30, 2019.

Until September 30, 2018, the Company followed ASC Topic No 815 and treated the warrants as derivative liabilities. In determining the fair value of the derivative liabilities, the Company used the Black-Scholes option pricing model at June 30, 2018.

As noted in Note 2, the Company elected to early adopt ASU 2017-11 and reversed the July 1, 2018 derivative liability in the amount of $59,397 into equity effective October 1, 2018.

The following is a summary of the assumptions used in the valuation model at June 30, 2018:

June 30,
2018
Market value of common stock on measurement date	$1.01
Exercise price	$7.50 and $11.25
Risk free interest rate (1)	2.33%
Expected life in years	0.95
Expected volatility (2)	102%
Expected dividend yields (3)	None

(1)	The risk-free interest rate was determined by management using the applicable Treasury Bill as of the measurement date.

(2)	The historical trading volatility was determined by calculating the volatility of the Company’s common stock.

(3)	The Company does not expect to pay a dividend in the foreseeable future.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

Until October 18, 2018, the Company had promissory notes with a redemption feature that was not clearly and closely related to the host instrument and therefore was considered an embedded derivative which was bifurcated and recorded as a derivative liability. In determining the fair value of the derivative liabilities, the Company used the Monte-Carlo pricing model. The assumptions used in the valuation model considers the probability of redemption, the length of time to maturity and value of the redemption feature.

On October 12 and 18, 2018, the Company conducted closings on its private placement of securities. As a result of these closings, the outstanding promissory notes converted into common stock. The redemption feature associated with the promissory notes was valued on October 18, 2018 using the Black-Scholes model. The change in value of the derivative between July 1, 2018 and the October 18, 2018 was recorded as income. The notes were converted to common stock on October 18, 2018.

The Company had no financial liabilities accounted for at fair value on a recurring basis as of June 30, 2019.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial liabilities that were accounted for at fair value on a recurring basis as of June 30, 2018:

	Markets for Identical Assets	Other Observable Inputs	Significant Unobservable Inputs	Carrying Value as of June 30,
Description	(Level 1)	(Level 2)	(Level 3)	2018
Derivative liability – warrant instruments	$-	$-	$30,526	$30,526
Derivative liabilities – embedded redemption feature of promissory notes	-	-	4,164,108	4,164,108
	$-	$-	$4,194,634	$4,194,634

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as level 3 in the fair value hierarchy for the year ended June 30, 2019 and 2018:

	Year ended
	June 30,	June 30,
	2019	2018
Beginning balance	$4,194,634	$175,853
Adoption of ASU 2017-11 – warrants	(59,397)	-
Fair value of derivative liabilities for redemption feature of promissory notes payable	-	3,309,880
Change in fair value of derivative liabilities	54,634	708,901
Extinguishment of derivative liabilities on conversion of promissory notes.	(4,189,871)	-
Ending balance	$-	$4,194,634

NOTE 8 - PROMISSORY NOTES PAYABLE

During the year ended June 30, 2018 the Company issued two year Convertible Promissory Notes, (the Notes) and warrants, for aggregate gross proceeds of $7,205,000, $6,534,400 net of direct debt issuance costs. The Notes had a stated interest rate of 7% per annum.

In accordance with the terms of the Notes, as a result of financings in October 2018, the Convertible Promissory Notes were automatically converted into 2,682,917 shares of its common stock, with a fair value of $11,804,833. As a result, on October 18, 2018, the Company incurred a loss on extinguishment of debt, a non-cash item, of $3,774,468. This consisted of liabilities in the amount of $8,030,365, which related to the promissory notes payable with a balance of $3,317,625 (net of the unamortized discount on the notes of $3,887,375), the accumulated interest amounting to $522,869 and the associated derivative liability related to the redemption feature of $4,189,871.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

NOTE 9 - STOCKHOLDERS’ EQUITY

Common Stock

During the years ended June 30, 2019 and 2018, the Company issued 24,991 and 4,437 shares of common stock for cashless exercise of 25,004 and 4,443 warrants, respectively.

During the year ended June 30, 2019, the Company closed on private placements of securities pursuant to Unit Purchase Agreements and Subscription Agreements, each dated as shown below. The price per unit (comprising one common stock and a 5 year warrant to purchase 2.60 or 2.00 of a share of common stock) was $3.60, $5.60, or $6.00. The Company issued an aggregate of 3,975,115 shares of common stock to investors in these closings, for net proceeds of $17,839,656. Approximately $79,000 of legal costs were incurred that were not allocated to the individual closings.

Date of closing	Common Stock Issued	Warrants issued	Unit Price	Net proceeds	Warrant exercise price	Warrant coverage
October 12, 2018	501,027	325,668	$3.60	$1,630,991	$6.00	.65
October 18, 2018	410,084	266,555	$3.60	$1,287,007	$6.00	.65
November 2, 2018	374,864	243,662	$3.60	$1,215,242	$6.00	.65
December 5, 2018	334,694	217,550	$3.60	$1,083,307	$6.00	.65
February 12, 2019	201,389	130,903	$3.60	$725,000	$6.00	.65
March 27, 2019	178,572	89,286	$5.60	$1,000,000	$9.00	.50
May 14, 2019	569,083	284,541	$6.00	$3,168,865	$9.00	.50
June 14, 2019	612,914	306,456	$6.00	$3,274,331	$9.00	.50
June 20, 2019	720,799	360,399	$6.00	$4,059,050	$9.00	.50
June 28, 2019	71,687	35,845	$6.00	$395,863	$9.00	.50
Total	3,975,115	2,260,865		$17,839,656

Approximately $177,000 of the June 28 financing was in Other Receivable at June 30, 2019 and was received in July, 2019. The October 12, 2018 and October 18, 2018 financings represented an Equity Financing as defined in the Convertible Promissory Note agreement. As a result of the October 12, 2018 and October 18, 2018 financings, the Company’s outstanding 7% Convertible Promissory Notes and accumulated interest converted into 2,682,917 shares of common stock.

During the years ended June 30, 2019 and 2018, the Company issued 0 and 938 shares of common stock for issuances of restricted common stocks, respectively.

Placement Agent Warrants

During the year ended June 30, 2019, the Company issued an aggregate of 357,396 warrants to the placement agent in connection with the closings. The agent warrants have an exercise price between $3.96 and $9.00, are non-cancellable, vest upon issuance and expire on the fifth anniversary of the warrant date of issuance. Warrants have a five year term and an aggregate fair value of approximately $1,809,535 calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rates between 1.74-3.09% (2) expected life of 5 years, (3) expected volatility between 100.7-103.4%, and (4) zero expected dividends.

Stock-based compensation - options

The Company uses the simplified method for share-based compensation to estimate the expected term for employee option awards for share-based compensation in its option-pricing model. Prior to the adoption of ASU 2018-07 on October 1, 2018, the Company used the contractual term for non-employee options to estimate the expected term, for share-based compensation in its option-pricing model.

On December 20, 2018, the Company granted various employees options to purchase a total of 675,000 shares of common stock. The options have a ten-year term and have an exercise price of $4.60 and vest over 4 years. The options have an aggregate fair value of $2,500,000 calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 2.69% (2) expected life of 6.25 years, (3) expected volatility of 102.3%, and (4) zero expected dividends.

On April 1, 2019, the Company granted various employees options to purchase a total of 37,500 shares of common stock. The options have a ten-year term and have an exercise price of $7.04 and vest over 4 years. The options have an aggregate fair value of $214,000 calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 2.37% (2) expected life of 6.25 years, (3) expected volatility of 101.5%, and (4) zero expected dividends.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

During the year ended June 30, 2018, the Company granted various employees options to purchase a total of 662,500 shares of common stock. The options have a ten-year term and have an exercise price ranging from $3.20 and $3.52 per share. 612,500 options vest at a rate of 6.25% each quarter over 4 years. 50,000 options vest on the accomplishment of a clinical trial event. During the year ended June 30, 2019 the company recorded approximately $133,000 of compensation expense based on the probably of the clinical trial event occurring. The fair value of the options on the grant date ranges from $2.60 to $2.84 per share using the Black-Scholes Option pricing model.

A summary of the changes in options outstanding for the years ended June 30, 2019 and 2018 is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding and expected to vest at June 30, 2017	139,997	$25.64	6.7	$-
Granted	662,500	3.28	9.3	511,000
Forfeited	(35,277)	37.00	-	-
Outstanding and expected to vest at June 30, 2018	767,220	$5.80	8.8	$511,000
Granted	712,500	4.73	9.5	$1,917,750
Forfeited	(6,406)	-	-	$-
Outstanding and expected to vest at June 30, 2019	1,473,314	$5.18	8.6	$4,668,153
Options exercisable at June 30, 2019	401,356	$7.92	7.6	$1,153,708

At June 30, 2019, the Company has unrecognized stock-based compensation expense of approximately $3,380,000 related to unvested stock options over the weighted average remaining service period of 3.15 years. The weighted average fair value of options granted during the years ended June 30, 2019 and 2018 was approximately $3.84 and $2.64 per share, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended June 30, 2019	Year Ended June 30, 2018
Risk free interest rate	2.37 to 2.69%	2.14 to 2.61%
Dividend yield	0%	0%
Volatility	101.5-102.3%	99.9-101.6%
Expected term (in years)	6.25	6.25

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

Stock-based compensation – restricted common stock

A summary of the changes in outstanding restricted stocks during the years ended June 30, 2019 and 2018 is as follows:

	Number of Shares	Weighted Average Fair Value Per Share
Outstanding and expected to issue at June 30, 2017	2,188	$61.00
Issued	(938)	$61.00
Forfeited	(1,250)	$61.00
Outstanding and vested at June 30, 2018	-	$-
Issued	-	$-
Forfeited	-	$-
Outstanding and vested at June 30, 2019	-	-

As of June 30, 2019 and 2018, all restricted stock shares are issued.

Warrants

A summary of the changes in outstanding warrants during the years ended June 30, 2019 and 2018 is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding and vested at June 30, 2017	971,718	$30.85
Issued	1,486,482	$6.00
Exercised	(4,443)	$0.004
Outstanding and vested at June 30, 2018	2,453,757	$15.845
Issued	2,691,123	$7.10
Exercised	(25,004)	$0.004
Forfeited/Expired	(689,894)	18.94
Outstanding and vested at June 30, 2019	4,429,982	$7.12

Included in the warrants outstanding at June 30, 2018 are 643,643 warrants with an exercise price that is subject to downward adjustment on the sale of equity at prices below their original exercise price. These 643,643 warrants expired in the year ended June 30, 2019.

On December 20, 2018, the Company granted 25,000 warrants to a contractor with exercise price of $4.60, a 10-year term and immediate vesting. The warrants have an aggregated fair value of $93,762 that was calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 2.69% (2) expected life of 6.25 years, (3) expected volatility of 102.3%, and (4) zero expected dividends.

On January 1, 2019, the Company granted 30,000 warrants to a contractor with exercise price of $4.60, a 10-year term and quarterly vesting over four years vesting. The warrants have an aggregated fair value of $112,183 that was calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 2.49% (2) expected life of 6.25 years, (3) expected volatility of 102.0%, and (4) zero expected dividends.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

On March 9, 2019, the Company granted 17,857 warrants to a consultant with exercise price of $7.00, a 5-year term and immediate vesting. The warrants have an aggregated fair value of $95,131 that was calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 2.42% (2) expected life of 5 years, (3) expected volatility of 102.0%, and (4) zero expected dividends.

During the year ended June 30, 2019, the Company issued an aggregate of 9,043,439 warrants to investors in connection with private placements, with a fair value of approximately $11,420,300. The exercise price ranges from $1.50 to $9.00, vested upon issuance, are non-cancellable and expire on the fifth anniversary from issuance. Variables used in the Black-Scholes option-pricing model include: (1) discount rates of 1.74-3.09% (2) expected life of 5 years, (3) expected volatility of 100.7-103.4%, and (4) zero expected dividends.

During the year ended June 30, 2018, the Company issued an aggregate of 338,600 warrants to consultants for services rendered. The exercise price was determined on trading price of the Company’s common stock at warrant issuance date and range from $0.75 to $6.60 per share. The warrants are non-cancellable, vest upon issuance or over the service period and expire on the tenth or the seventh anniversary of the date of issuance.

In addition, the Company issued an aggregate of 1,200,833 and 201,000 warrants to the holders of promissory notes payable and placement agent, respectively, during the year ended June 30, 2018. These warrants have exercise price from $6.00 and $26.40. The warrants are non-cancellable, vest upon issuance or over the service period and expire the seventh anniversary of the date of issuance

At June 30, 2019 and 2018, the Company has $155,000 and $81,000 unrecognized stock based compensation expense related to outstanding warrants. At June 30, 2019 and 2018, the aggregate intrinsic value of warrants vested and outstanding was approximately $4,796,081 and $215,000, respectively. During the years ended June 30, 2019 and June 30, 2018, the Company recorded approximately $0 and $50,000 of expenses from issuances of warrants.

Stock-based compensation by class of expense

The following summarizes the components of stock-based compensation expense which includes common stock, stock options, warrants and restricted stock in the consolidated statements of operations for the years ended June 30, 2019 and 2018 (rounded to nearest $00) respectively:

	Year ended June 30, 2019	Year ended June 30, 2018
Research and development	$215,900	$62,500
General and administrative	998,100	455,500
Total	$1,214,000	$518,000

NOTE 10 - RELATED PARTY TRANSACTIONS

Advisory Firm

The Company had an Advisory and Consulting Agreement (the “Consulting Agreement”) with Sandesh Seth, the Company’s Chairman of the Board. Mr. Seth has substantial experience in, among other matters, business development, corporate planning, corporate finance, strategic planning, investor relations and public relations, and an expansive network of connections spanning the biopharmaceutical industry, accounting, legal and corporate communications professions. Mr. Seth will provide advisory and consulting services to assist the Company with strategic advisory services, assist in prioritizing product development programs per strategic objectives, assist in recruiting of key personnel and directors, corporate planning, business development activities, corporate finance advice, and assist in investor and public relations services. The Company agreed to pay Mr. Seth $12,500 per month for his services on an ongoing basis. On June 6, 2017, Mr. Seth resigned from the Company to focus his attention on matters external to Relmada. The Company agreed to continue its advisory and consulting arrangement with Mr. Seth through December 31, 2017.

Consulting Agreement

On June 12, 2017, the Company and Maged Shenouda, a director of the Company, entered into a Consulting Agreement. Pursuant to the terms of the agreement, Mr. Shenouda assisted the Company with matters requested by the Company. Mr. Shenouda was paid a consulting fee of $10,000 per month. The agreement was terminated effective December 31, 2017.

There were no related party transactions during the year ended June 30, 2019.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

NOTE 11 - INCOME TAXES

No provision or benefit for federal or state income taxes has been recorded because the Company has incurred net losses for all periods presented and has recorded a valuation allowance against its deferred tax assets.

The components of the Company’s deferred tax assets are as follows at:

	June 30, 2019	June 30, 2018
Deferred tax assets:
Federal net operating loss	$21,807,000	$17,801,000
Research and development tax credits	1,230,000	1,081,000
Accruals	206,000	13,000
Other	46,000	37,000
Less: valuation allowance	(23,289,000)	(18,932,000)
Total	$-	$-

The Company has maintained a full valuation allowance against its deferred tax assets at June 30, 2019 and 2018. A valuation allowance is required to be recorded when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Since the Company cannot be assured of realizing the net deferred tax asset, a full valuation allowance has been provided. The valuation allowance increased/(decreased) for the years ended June 30, 2019 and 2018, by approximately $4,375,000 and $(235,000), respectively. The deferred tax asset for net operating losses at June 30 2018 was adjusted with a corresponding offset to the 2018 valuation allowance.

At June 30, 2019 the Company had Federal, New York State and New York City net operating loss (NOL) carryforwards of approximately $64,546,000, $60,892,000 and $60,509,000, which begin expiring in 2027, 2032 and 2032, respectively. Approximately $19,075,000 Federal NOL can be carried forward indefinitely but is limited to 80% of future taxable income. The Company also has federal research and development tax credit carryforwards of approximately $1,230,000 that will begin to expire in 2028. The Company’s ability to use its NOL carryforwards may be limited if it experiences an “ownership change” as defined in Section 382 (Section 382) of the Internal Revenue Code of 1986, as amended. An ownership change generally occurs if certain stockholders increase their aggregate percentage ownership of a corporation’s stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change. The Company has not completed an analysis to determine whether any such limitations have been triggered as of June 30, 2019.

A reconciliation of the statutory tax rate to the effective tax rate is as follows:

	Year Ended June 30, 2019	Year Ended June 30, 2018
Statutory federal income tax rate	21.0%	27.5%
State (net of federal benefit)	9.5%	6.0%
Non-deductible expenses	(6.3)%	(6.0)%
Impact of Tax Cuts and Jobs Act	-%	(71.6)%
Other	1.0%
Change in valuation allowance	(25.2)%	(44.1)%
Effective income tax rate	0%	0%

The Company does not have any uncertain tax positions at June 30, 2019 and 2018 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Because the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available. If and when applicable, the Company will recognize interest and penalties as part of income tax expense.

On December 22, 2017, the Tax Cuts and Jobs Act (The Act) was enacted into law. The Act provides for significant changes to the U.S. Internal Revenue Code of 1986 that impact corporate taxation requirements, such as the reduction of the federal tax rate for corporations from 34% to 21%. As a result of the Tax Act, deferred tax assets decreased by approximately $6,197,000, with an offsetting decrease to the valuation allowance. Shortly after the Tax Act was enacted, the SEC staff issued Staff Accounting Bulletin No. 118, “Income Tax Accounting Implications of the Tax Cuts and Jobs Act” (“SAB 118”), which provided guidance on accounting for the tax effects on the Tax Act. SAB 118 provided a one-year measurement period from the enacted date to complete accounting under ASC 740. In accordance with the expiration of the SAB 118 measurement period, we completed our accounting for tax effects of the Tax Act during fiscal 2019, with no adjustments recorded to the provisional amounts.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

NOTE 12 - COMMITMENTS AND CONTINGENCIES

License Agreements

Wonpung

On August 20, 2007, the Company entered into a License Development and Commercialization Agreement with Wonpung Mulsan Co, a shareholder of the Company. Wonpung has exclusive territorial rights in countries it selects in Asia to market up to two drugs the Company is currently developing and a right of first refusal (ROFR) for up to an additional five drugs that the Company may develop in the future as defined in more detail in the license agreement.

The Company received an upfront license fee of $1,500,000 and will earn royalties of up to 12% of net sales for up to two licensed products it is currently developing. The licensing terms for the ROFR products are subject to future negotiations and binding arbitration. The terms of each licensing agreement will expire on the earlier of any time from 15 years to 20 years after licensing or on the date of commercial availability of a generic product to such licensed product in the licensed territory. The Company’s current focus is on developing and marketing its products in the United States and not Asia.

Third Party Licensor

Based upon a prior acquisition, the Company assumed an obligation to pay a third party: (A) royalty payments up to 2% on net sales of licensed products that are not sold by sublicensee and (B) on each and every sublicense earned royalty payment received by licensee from its sublicensee on sales of license product by sublicensee, the higher of (i) 20% of the royalties received by licensee; or (ii) up to 2% of net sales of sublicensee. The Company will also make milestone payments of up to $4 or $2 million, for the first commercial sale of product in the field that has a single active pharmaceutical ingredient, and for the first commercial sale of product in the field of product that has more than one active pharmaceutical ingredient, respectively. As of June 30, 2019, the Company has not generated any revenue related to this license agreement.

Inturrisi / Manfredi

In January 2018, we entered into an Intellectual Property Assignment Agreement (the Assignment Agreement) and License Agreement (the “License Agreement” and together with the Assignment Agreement, the Agreements) with Dr. Charles E. Inturrisi and Dr. Paolo Manfredi (collectively, the Licensor). Pursuant to the Agreements, Relmada assigned its existing rights, including patents and patent applications, to d-methadone in the context of psychiatric use (the Existing Invention) to Licensor. Licensor then granted Relmada under the License Agreement a perpetual, worldwide, and exclusive license to commercialize the Existing Invention and certain further inventions regarding d-methadone in the context of other indications such as those contemplated above. In consideration of the rights granted to Relmada under the License Agreement, Relmada paid the Licensor an upfront, non-refundable license fee of $180,000. Additionally, Relmada will pay Licensor $45,000 every three months until the earliest to occur of the following events: (i) the first commercial sale of a licensed product anywhere in the world, (ii) the expiration or invalidation of the last to expire or be invalidated of the patent rights anywhere in the world, or (iii) the termination of the License Agreement. Relmada will also pay Licensor tiered royalties with a maximum rate of 2%, decreasing to 1.75%, and 1.5% in certain circumstances, on net sales of licensed products covered under the License Agreement. Relmada will also pay Licensor tiered payments up to a maximum of 20%, and decreasing to 17.5%, and 15% in certain circumstances, of all consideration received by Relmada for sublicenses granted under the License Agreement.

Leases

The Company incurred rent expense of approximately $114,800, and $95,500 for the years ended June 30, 2019 and 2018, respectively.

As of June 30, 2017, the Company changed its corporate headquarters to 750 Third Avenue, 9th Floor, New York, New York 10017 pursuant to a lease agreement with an initial monthly rent of $8,294. The lease contract periods were for 6 month periods. The lease expired on January 1, 2019, at a monthly rent of $9,454.

As of January 1, 2019, the Company changed its corporate headquarters to 880 Third Avenue, 12th Floor, New York, New York 10022 pursuant to a lease agreement with an initial monthly rent of $7,500. The lease period is for one year.

Relmada Therapeutics, Inc.

Notes to Consolidated Financial Statements

Legal

From time to time, the Company may become involved in lawsuits and other legal proceedings that arise in the course of business.  Litigation is subject to inherent uncertainties, and it is not possible to predict the outcome of litigation with total confidence. Except as disclosed below, the Company is currently not aware of any legal proceedings or potential claims against it whose outcome would be likely, individually or in the aggregate, to have a material adverse effect on the Company’s business, financial condition, operating results, or cash flows.

Lawsuit Brought by Former Officer

In 2014, Relmada dismissed with prejudice its lawsuit against Najib Babul, which had sought to compel Dr. Babul, Relmada’s former President, to account for questionable expenditures of Relmada funds made while Babul controlled the Company. Relmada’s decision to end its claims was informed by the fact that Babul came forward with plausible explanations for some of the expenditures, and the fact that, because Babul was a former officer and director of Relmada being sued for his conduct in office, the Company was required to advance his expenses of the litigation; hence, Relmada was paying all the lawyers and consultants on both sides of the dispute. Relmada also agreed to reinstate certain stock purchase warrants in Babul’s name, which had been cancelled during the pendency of the litigation, and offered Babul the right to exchange his shares in Relmada Therapeutics, Inc. (a Delaware corporation and subsidiary of the Company) for shares in the Company.

Babul has brought a second lawsuit against Relmada. Ruling on Relmada’s Motion to Dismiss, the United States District Court for the Eastern District of Pennsylvania dismissed Babul’s claims for breach of contract and intentional infliction of emotional distress, and left intact his claims for defamation, and wrongful use of civil process.

On February 6, 2019, the Company entered into a settlement agreement in which Babul relinquished his 303,392 shares in Relmada, signed a consulting contract and Relmada committed to a $500,000 initial payment and four subsequent payments of $250,000 on March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019.

For accounting purposes, no fair value was attributed to the consulting agreement. The Company recorded a loss on settlement of $1,105,590 included in the general and administrative expenses for the year ended June 30, 2019. The loss represents the total cash payments of $1,500,000 less the fair value of the shares relinquished of $394,410.

NOTE 13 - SUBSEQUENT EVENTS

In September 2019, 75,000 warrants with exercise price of $6.00 were exercised, for net proceeds of $450,000.

On September 23, 2019, the Company closed on private placements of equity securities pursuant to Share Purchase Agreements and Subscription Agreements, dated September 23, 2019. The price per share was $7.00. The Company issued an aggregate of 75,109 shares of common stock in this closing, for net proceeds of $525,750.

NOTE 14 - REVERSE STOCK SPLIT

On September 30, 2019, the Company completed a 4-to-1 reverse stock split with the number of shares rounded up to the nearest whole share. All share and per share amounts have been retroactively restated to reflect this reverse stock split. On September 26, 2019, in anticipation of the reverse stock split, the Company changed the number of authorized common shares from 200,000,000 to 50,000,000.